FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR. VICE PRESIDENT, CHIEF FINANCIAL
                                           OFFICER
                                           (817) 347-8200

           THE BOMBAY COMPANY ANNOUNCES DEPARTURE OF BRIAN N. PRIDDY

FOR IMMEDIATE RELEASE-JULY 8, 2005

     FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced today that Brian N. Priddy, Executive Vice President-Operations, has resigned his position effective immediately.

     "We will miss Brian and wish him the very best in his future endeavors. He has made many significant accomplishments in his seven-year tenure with Bombay. We will utilize Brian's departure to further the Company's succession planning, however, he is leaving behind a very capable organization," said James D. Carreker, Chairman and Chief Executive Officer.

     "I have been fortunate to work with such great talent during my years at Bombay. It took a really terrific opportunity to pull me away from a company that has its best years in front of it. I wish Bombay the very best," said Mr. Priddy.

     Bombay further announced that, effective immediately, Patsy P. Holmes has been promoted to Vice President-Stores, responsible for the operations of the stores in the United States, and will report to Mr. Carreker. Ms. Holmes has served as Regional Sales Director for Bombay for the past seven years and, prior to joining Bombay, was Regional Vice President of Stores for Mervyn's department stores.

     Donald V. Roach, Senior Vice President-Operations, has assumed additional responsibilities for all real estate activities and will report to Mr. Carreker.

     Vicki L. Bradley, President of Bombay Canada, will also report to Mr. Carreker.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 496 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission, which the Company urges investors to consider.


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